Exhibit 99.1

FOR IMMEDIATE RELEASE
Monday, August 16, 2004
7:30 A.M. CDT

BELO ANNOUNCES DALLAS MORNING NEWS

ADVERTISER COMPENSATION PLAN

Anticipates a related pre-tax charge of $26 million in the third quarter

     DALLAS, August 16, 2004 — Belo Corp. (NYSE: BLC) announced that The Dallas Morning News, a wholly-owned subsidiary, is communicating today the advertiser compensation plan developed by Company management following the discovery of a circulation overstatement at The Morning News. The plan includes a combination of cash payments and future advertising credits.

     Belo will record a total pre-tax charge of $26 million in the third quarter of 2004 related to this matter, which equates to $16.6 million on an after-tax basis or $0.14 per share. The Company anticipates that the compensation plan will result in cash payments to Dallas Morning News advertisers of approximately $23 million. An additional $3 million is included to cover costs related primarily to the ongoing internal investigation of the circulation overstatement being supervised by the Audit Committee of the Belo Board of Directors. In addition to this charge, Belo expects The Morning News to incur approximately $4 million in incremental newsprint expense associated with the advertising credits provided to advertisers, most of which would be expensed in the fourth quarter of 2004 and the first quarter of 2005. The Company believes the advertiser compensation plan will have a modest effect on advertising revenue growth at The Morning News through the first quarter of 2005.

     Robert W. Decherd, Belo’s chairman, president and chief executive officer, said, “When our discovery of the circulation overstatement at The Dallas Morning News was announced on August 5, I committed to providing compensation to advertisers in a fair and expeditious manner. The plan announced today delivers on that commitment. The

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trust of our advertisers is a pillar of the economic value Belo has built for our shareholders, and this compensation plan should be regarded as an investment in the Company’s future.”

     Belo announced on August 5 that The Dallas Morning News will report a greater than expected decline in its September 2004 circulation. An internal investigation disclosed practices and procedures that led to an overstatement in circulation, primarily in single copy sales. Belo estimated the decline in circulation related to this matter to be approximately 1.5 percent daily and five percent Sunday. This decline, coupled with a previously announced reduction in state circulation of approximately 2.5 percent daily and 3.5 percent Sunday, and anticipated lower circulation volumes for the six month period ending September 30, 2004, will result in a total decline in circulation of approximately five percent daily and 11.5 percent Sunday when compared with reported September 2003 figures.

     James M. Moroney III, publisher and chief executive officer of The Dallas Morning News, said, “In the nearly 120-year history of The Dallas Morning News, we have built a strong level of trust with the newspaper’s readers and advertisers. We are committed to restoring the confidence that advertisers have placed in our newspaper through the compensation plan announced today.”

     The elements of the advertiser compensation plan are as follows:

•	Sunday circulation was most affected; therefore, advertisers will receive a cash payment equal to 10 percent of their total Sunday advertising expenditures from August 1, 2003 through July 31, 2004.

•	All advertisers will receive a “credit bank” for future advertising purchases equal in value to five percent of their total advertising expenditures (including Sunday) from August 1, 2003 through July 31, 2004. This credit bank can be used between September 1, 2004 and the end of an advertiser’s current contract period or February 28, 2005, whichever is later, and is in addition to the terms of each

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advertiser’s current contract. If an advertiser does not have a contract, this credit will be matched dollar for dollar with advertising placed during this period until the credit is fully used.

•	Preprint advertisers will receive an additional cash payment for estimated excess preprint printing costs incurred between August 1, 2003 and September 30, 2004.

•	All private-party advertisers who placed classified advertisements between August 1, 2003 and July 31, 2004 will receive one five-line advertisement upon request, for publication between October 1, 2004 and March 31, 2005. Information related to placing this advertisement will be included on the front page of the classified section of The Dallas Morning News beginning on Friday, August 20, 2004.

     Compensation to each individual advertiser based on the plan outlined above is currently being calculated. Checks reflecting individual cash payments will be mailed or delivered within 12 business days.

     A conference call to discuss the compensation plan will be held today at 9 a.m. CDT. The conference call will be simultaneously Webcast on the Company’s Web site (http://www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-877-260-8898. A replay line will be open from 12:30 p.m. CDT on August 16, 2004, until 11:59 p.m. CDT on August 23, 2004. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 742307.

About Belo

     Belo Corp. is one of the nation’s largest media companies with a diversified group of market-leading television, newspaper, cable and interactive media assets. A Fortune 1000 company with approximately 7,900 employees and $1.4 billion in annual revenues, Belo operates news and information franchises in some of America’s most dynamic

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markets and regions, including Texas, the Northwest, the Southwest, Rhode Island and the Mid-Atlantic region. Belo owns 19 television stations (six in the top 15 markets) reaching 13.8 percent of U.S. television households; owns or operates seven cable news channels; and manages one television station through a local marketing agreement. Belo’s daily newspapers include The Dallas Morning News, The Providence Journal, The Press-Enterprise (Riverside, CA) and the Denton Record-Chronicle (Denton, TX). Belo Interactive’s new media businesses include more than 30 Web sites, several interactive alliances and a broad range of Internet-based products. Additional information, including earnings releases, is available online at www.belo.com.

     For more information, contact Carey Hendrickson, Belo’s vice president/Investor Relations, at 214-977-6626.

     Statements in this communication concerning the Company’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, commitments, or other financial or operating items and other statements that are not historical facts, are “forward-looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.

     Such risks, uncertainties and factors include, but are not limited to, changes in advertising demand, interest rates and newsprint prices; the results of the internal investigation and reviews related to circulation at Belo’s newspapers; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory changes; the effects of Company acquisitions and dispositions; general economic conditions; and significant armed conflict, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Annual Report on Form 10-K.